Exhibit 99.2

News Release

FOR IMMEDIATE RELEASE
February 10, 2010
MEDIA CONTACT: Michael Cosgrove
703-903-2123
INVESTOR CONTACT: Mark Hanson
571-382-3910

FREDDIE MAC TO PURCHASE SUBSTANTIAL NUMBER OF
SERIOUSLY DELINQUENT LOANS FROM PC SECURITIES

McLEAN, Va. — Freddie Mac (NYSE: FRE) announced today that it will purchase substantially all 120 days or more delinquent mortgage loans from the company’s related fixed-rate and adjustable-rate (ARM) mortgage Participation Certificate (PC) securities.

The company’s purchases of these loans from related PCs should be reflected in the PC factor report published after the close of business on March 4, 2010, and the corresponding principal payments would be passed through to fixed-rate and ARM PC holders on March 15 and April 15, respectively. The decision to effect these purchases stems from the fact that the cost of guarantee payments to security holders, including advances of interest at the security coupon rate, exceeds the cost of holding the nonperforming loans in the company’s mortgage-related investments portfolio as a result of the required adoption of new accounting standards and changing economics. In addition, the delinquent loan purchases will help Freddie Mac preserve capital and reduce the amount of any additional draws from the U.S. Department of the Treasury. The purchases would not affect Freddie Mac’s activities under the Making Home Affordable Program.

In December 2007, Freddie Mac announced operational changes for purchasing delinquent loans from PCs. The company stated that, among other conditions, it will purchase mortgages that are 120 days or more delinquent from PCs when the cost of guarantee payments to security holders, including advances of interest at the security coupon rate, exceeds the cost of holding the nonperforming loans in its portfolio.

On January 1, 2010, Freddie Mac adopted new accounting standards for transfers of financial assets and the consolidation of variable interest entities — SFAS 166 and SFAS 167. As a result, the cost of purchasing most delinquent loans from PCs and holding them in portfolio will be less than the cost of continued guarantee payments to security holders. Freddie Mac will continue to review the economics of purchasing loans 120 days or more delinquent in the future and may reevaluate its delinquent loans purchase practices and alter them if circumstances warrant.

For more information as of December 31, 2009, on applicable Freddie Mac single-family mortgage loans that are 120 days or more delinquent and related PCs (including PCs owned by the company’s mortgage-related investments portfolio), see the table, Delinquency Rates — Loans in PC Pools, By Loan Origination Year, available on the company’s Web site at www.FreddieMac.com/mbs/docs/delinquencyrates 021010.pdf. Freddie Mac’s contemplated purchases of loans that are 120 days or more delinquent will reflect borrower activity through January 31, 2010, on applicable loans.

By April 2010, in order to provide better visibility to PC holders, Freddie Mac expects to disclose in its Monthly Volume Summary the number of loans that are 90 days or more delinquent in related fixed-rate 30-year and 15-year PCs and in ARM PCs.

Freddie Mac’s press releases sometimes contain forward-looking statements. A description of factors that could cause actual results to differ materially from the expectations expressed in these and other forward-looking statements can be found in the company’s Annual Report on Form 10-K for the year ended December 31, 2008 and its reports on Form 10-Q and Form 8-K, filed with the SEC and available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov.

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Over the years, Freddie Mac has made home possible for one in six homebuyers and more than five million renters. www.FreddieMac.com

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